Exhibit 1
                                                                ---------







        ________________________________________________________________
        ________________________________________________________________


                            ASSET PURCHASE AGREEMENT




                                  by and among



                             Thermo Analytical Inc.
                                   (as Buyer),

                          Lancaster Laboratories, Inc.,
                                       and
                                Clewmark Holdings
                                  (as Sellers),

                                       and

                                  Earl H. Hess
                                  Anita F. Hess
                                 Kenneth E. Hess
                                J. Wilson Hershey
                                  Carol D. Hess

                      (as the principal owners of Sellers)

                           effective as of May 1, 1995

        ________________________________________________________________

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                            ASSET PURCHASE AGREEMENT

             THIS ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into this 10th day of May, 1995, but effective for all purposes as of May 1, 1995, by and among THERMO ANALYTICAL INC., a Delaware corporation ("Buyer"); LANCASTER LABORATORIES, INC., a Pennsylvania corporation ("LLI"); CLEWMARK HOLDINGS, a Pennsylvania general partnership ("Clewmark"); and EARL H. HESS, ANITA F. HESS, KENNETH E. HESS, J. WILSON HERSHEY and CAROL D. HESS, who comprise a majority-in-interest of the shareholders of LLI and a majority-in-interest of the partners of Clewmark (the above-named individuals are referred to in this Agreement individually and collectively as the "Shareholders").


                                   BACKGROUND

             LLI is a Pennsylvania corporation engaged in the business of providing analytical, research and development, and consulting services primarily in the environmental, foods and pharmaceutical fields. Clewmark is a Pennsylvania general partnership engaged in the business of leasing equipment and real estate. A substantial portion of Clewmark's assets are leased to LLI.

             Buyer is a Delaware corporation. Buyer is a wholly-owned subsidiary of Thermo Process Systems Inc., a Delaware corporation.

             LLI and Clewmark (referred to in this Agreement individually and collectively as "Sellers") desire to sell to Buyer, and Buyer desires to purchase from Sellers, certain of the assets of Sellers, and Buyer desires to assume certain specifically enumerated liabilities of Sellers, all upon and subject to the terms and conditions hereinafter set forth in this Agreement.


                                    AGREEMENT

             NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

             Section 1.1. Sale and Purchase of Assets. Simultaneously with the execution and delivery of this Agreement, and subject to the terms and conditions contained in this Agreement, Sellers shall sell, convey, transfer, assign and deliver or cause to be sold, conveyed, transferred, assigned and delivered to Buyer, and

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        Buyer shall purchase from Sellers, for the purchase price
        specified in Section 1.3 and subject to the terms and conditions hereof, the "Assets," as hereinafter defined. The term "Assets" shall mean all of Sellers' right, title and interest in and to, as of the Closing, all of the assets of every kind and description, whether tangible or intangible, wheresoever situated and whether or not specifically referred to herein or in any instrument of conveyance delivered pursuant hereto, primarily used in, employed by or related to LLI's business, including, without limitation, the following:

                  (a) Cash and Cash Equivalents. All cash, cash in banks, cash equivalents, deposits, investments, securities, funds, certificates of deposit, drafts, checks and similar instruments outstanding and in existence on the Closing Date (as defined in Section 2.1 hereof), other than the proceeds arising from the transaction contemplated in this Agreement.

                  (b) Accounts and Notes Receivable. All accounts and notes receivable of Sellers existing on the Closing Date as well as Sellers' right to payment for services performed (in whole or in part) but not yet billed as of the Closing.

                  (c) Laboratory Equipment. All laboratory equipment and laboratory supplies owned by Sellers.

                  (d) Office Equipment. All office furniture, fixtures, office equipment and office supplies and computer hardware owned by Sellers.

                  (e) Motor Vehicles. All cars, trucks and other motor vehicles owned or leased by Sellers.

                  (f) Leased Property. All right, title and interest of Sellers under leases for personal property or real property included in the Assumed Liabilities (as defined in Section 1.3(d) hereof).

                  (g) Real Property. All real property, including structures and improvements thereon, owned by Sellers beneficially or of record;

                  (h) Patents and Trademarks. All right, title and interest in, under or to all patents, trademarks, service marks, copyrights, trade names and logos, and applications therefor.

                  (i) Licenses. All of Sellers' existing permits, licenses, regulatory approvals and franchises of or from any national, regional, state or local government or authority (to the extent transfer is permitted by law).

                  (j) Other Intellectual Property. All inventions, discoveries (whether patentable or unpatentable), processes, designs, know-how, trade secrets, proprietary data, customer and

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        supplier lists and other intellectual property of all kinds owned by or licensed to Sellers.

                  (k) Miscellaneous Supplies. All of Sellers' miscellaneous supplies not included in Sections 1.1(c) or 1.1(d) above, as well as all catalogs, brochures, shipping and packaging materials and labels, shipping equipment, graphics, art work, photographic film, slides, negatives, color separations, printer's and photographer's plates and so-called "camera ready materials" and sales and advertising materials.

                  (l) Other. To the extent not covered by the foregoing, and except as set forth on Exhibit A hereto, all things and rights which, as of the Closing Date, are owned by Sellers.

             Section 1.2. Excluded Assets. Notwithstanding anything contained in Section 1.1 to the contrary, the following assets are specifically excluded from the Assets being transferred to Buyer pursuant to this Agreement (collectively, the "Excluded Assets"):

                  (a) The shares of capital stock of Mountain States Analytical Inc., a Utah corporation ("MSAI"), owned by Sellers;

                  (b) The note receivable due from MSAI and all accrued interest thereon;

                  (c) The real property, including structures and improvements thereon, owned by Clewmark upon which the guest house is located;

                  (d) The family center equipment and the equipment leased to MSAI as set forth on Exhibit A; and

                  (e) All real property, including structures and improvements thereon, owned by the Shareholders in their individual names; provided, however, that the Assets shall include all of Sellers' leasehold interests in and to all real property owned by the Shareholders in their individual names which property is (i) leased to Sellers and (ii) included in the Assumed Liabilities, as defined in Section 1.3(d).

             Section 1.3. Purchase Price. In exchange for the Assets, and subject to the terms and conditions contained in this Agreement, Buyer agrees to pay to Sellers an aggregate amount, in no event to exceed Twenty-Five Million Dollars ($25,000,000) (the "Purchase Price"), to be calculated and paid as follows:

                  (a) Base Purchase Price. Buyer agrees to pay to Sellers Sixteen Million Seven Hundred Sixty Thousand Dollars ($16,760,000) (the "Base Purchase Price") by wire transfer at the Closing.


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                  (b)  Post-Closing Adjustment.

                       (i) No later than 30 days after the Closing, Buyer and Sellers shall jointly prepare an unaudited balance sheet for Sellers reflecting the assets, minus the Excluded Assets, and liabilities of Sellers immediately prior to the Closing (the "Closing Balance Sheet"). The Base Purchase Price shall then be either:

                            (A) increased by the amount by which the Net Book Value of the Assets (as defined below) as calculated from the Closing Balance Sheet exceeds Eleven Million One Hundred Eight Thousand Dollars ($11,108,000) (the "Post-Closing Payment"); or

                            (B)  decreased by the amount by which Eleven
                  Million One Hundred Eight Thousand Dollars
                  ($11,108,000) exceeds the Net Book Value of the Assets as calculated from the Closing Balance Sheet (the "Post-Closing Reduction") (collectively, the Post-Closing Payment and Post-Closing Reduction shall be referred to as the "Post-Closing Adjustment");

                       (ii)  Upon determination of the Post-Closing
             Adjustment, Buyer or Sellers, as the case may be, shall pay the amount thereof to the other, together with interest from the Closing Date calculated at a rate equal to the rate announced from time to time by First National Bank of Boston as its "base rate" (or the legal rate of interest, if lower), by check, wire transfer or other method acceptable to the party to which the Post-Closing Adjustment is due.

                       (iii) If Buyer and Sellers are unable to agree upon the Post-Closing Adjustment by the close of business on the 30th day after the Closing, then the parties shall retain a mutually acceptable independent certified public accounting firm to determine the Post-Closing Adjustment. The Post-Closing Adjustment as so determined shall be binding upon the parties for all purposes. Buyer shall bear one-half (1/2), and Sellers shall bear one-half (1/2), of the cost of retaining the independent certified public accounting firm selected by the parties to determine the Post-Closing Adjustment.

                       (iv) For purposes of this Agreement, the Net Book Value of the Assets is defined as:

                            (A)  the total net book value of Sellers'
                  Assets as of the Closing, less

                            (B)  the sum of (I) twenty percent (20%) of
                  the net book value of accounts receivable with an invoice date more than five (5) months, but less than or equal to seven (7) months, prior to the Closing

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                  Date, (II) forty percent (40%) of the net book value of
                  accounts receivable with an invoice date more than seven (7) months, but less than or equal to nine (9) months, prior to the Closing Date, (III) seventy percent (70%) of the net book value of accounts receivable with an invoice date more than nine (9) months, but less than or equal to twelve (12) months, prior to the Closing Date, and (IV) one hundred percent (100%) of the net book value of accounts receivable with an invoice date more than twelve (12) months prior to the Closing Date. (The sum of the allowance for uncollectible accounts receivable as calculated in accordance with this subsection is hereinafter referred to in this Agreement as the "Allowance For
                  Uncollectible Accounts Receivable."), less

                            (C)  the Assumed Liabilities, as defined in
                  Section 1.3(d);

             all as reflected on a balance sheet prepared in accordance with generally accepted accounting principles applied on a consistent basis.

                  (c)  Earn Out.

                       (i) Buyer shall pay to Sellers an additional payment not to exceed Six Hundred Thousand Dollars ($600,000) (the "Earn-Out") equal to the amount by which, if at all, the sum of (A) Sellers' earnings before interest and income taxes for the period beginning October 1, 1994 and ending on the Closing Date, and (B) Buyer's division income (as defined by Thermo Electron Corporation for internal reporting purposes, excluding the amortization of goodwill acquired by Buyer in this transaction) for the period beginning on the Closing Date and ending September 30, 1995, are in excess of Four Million Five Hundred Thousand Dollars ($4,500,000).

                       (ii) Simultaneously with the calculation of the Earn-Out, Buyer shall pay to Sellers ninety percent (90%) of that portion of any accounts receivable collected by Buyer which were included in the Allowance For Uncollectible Accounts Receivable at the Closing.

                  (d) Assumption of Liabilities. Subject to the terms and conditions contained in this Agreement, Buyer shall, at the Closing, assume and agree to pay or perform, or cause to be paid or performed, only those obligations and liabilities of Sellers that exist on the Closing Balance Sheet (in the aggregate, the "Assumed Liabilities"). Notwithstanding the foregoing, Buyer shall not assume any bank indebtedness in excess of Five Million Five Hundred Thousand Dollars ($5,500,000), net of any cash which may exist on the Closing Balance Sheet (the "Net Bank Indebtedness"). The Shareholders shall cause any Net Bank

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        Indebtedness in excess of Five Million Five Hundred Thousand
        Dollars ($5,500,000) to be paid prior to Closing. Buyer will not assume any liabilities of Sellers other than the Assumed
        Liabilities.

                  (e) Maximum Purchase Price. Notwithstanding anything to the contrary in this Agreement, the sum of the Base Purchase Price, the Post-Closing Payment, the Earn-Out and the Net Bank Indebtedness shall not exceed Twenty-Five Million Dollars
        ($25,000,000).

             Section 1.4. Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth in the Allocation Schedule attached hereto as Exhibit B (the "Allocation Schedule"). The Allocation Schedule shall be binding upon Buyer and Sellers for all purposes, including federal tax purposes, and the parties agree not to take a contrary position on any tax return or any documents filed by any of the parties with federal, state or local authorities.

             Section 1.5. Guaranty of Post-Closing Payments. Thermo Process Systems Inc. hereby unconditionally guarantees and agrees to become surety for the full and timely payment by Buyer of the Post-Closing Payment, the Earn-Out and the Assumed Liabilities.


                                   ARTICLE II

                                     CLOSING

             Section 2.1. Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place effective as of May 1, 1995 (the "Closing Date").

             Section 2.2.  Action to be Taken by Buyer at the Closing.
        At the Closing, in addition to the taking of such other action as may be provided in this Agreement, Buyer shall (i) deliver the Base Purchase Price to Sellers (to be divided between LLI and Clewmark in accordance with Exhibit B hereof), (ii) deliver to Sellers such instruments of assumption of liabilities, dated the Closing Date and in form and substance reasonably satisfactory to Sellers' counsel, as shall in the judgment of such counsel be sufficient to vest in Buyer the obligation to satisfy and discharge the Assumed Liabilities, and (iii) deliver the closing certificates, documents and opinions of counsel as may be requested by counsel to Sellers.

             Section 2.3. Action to be Taken by Sellers and the Shareholders at the Closing. At the Closing, in addition to the taking of such other action as may be provided in this Agreement,
        (i) Sellers shall deliver to Buyer such deeds, bills of sale and other instruments of conveyance, transfer and assignment, dated the Closing Date, and in form and substance reasonably satisfactory to Buyer's counsel, as shall in the judgment of such

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        counsel be sufficient to vest in Buyer all of the right, title and interest in and to the Assets, (ii) the Shareholders shall each execute a noncompetition agreement in the form of Exhibit C hereto and (iii) Sellers and the Shareholders shall deliver the closing certificates, documents and opinions of counsel as may be requested by counsel to Buyer.

             Section 2.4.  Additional Action to Assure Transfers.
        Nothing in this Agreement shall be construed to assign any contract, right, commitment, agreement, permit, franchise, or claim included in the Assets (individually, a "Purchased Contract Right") which is by its terms or by law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Sellers would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. In order, however, to provide Buyer the full realization and value of every Purchased Contract Right of the character hereinbefore described, Sellers at and after the Closing will, at the request and under the direction of Buyer and in the name of Sellers or otherwise as Buyer shall specify, take or cause to be taken all such action (including without limitation the appointment of Buyer as attorney-in-fact for Sellers, but with powers limited to the specific purposes contemplated hereby) and do or cause to be done all such things as shall in the reasonable opinion of Buyer or its counsel be necessary or proper to (a) assure that the rights of Sellers under all Purchased Contract Rights shall be preserved for the benefit of Buyer, and (b) facilitate receipt by Buyer of the consideration to which Sellers would otherwise be entitled in and under all Purchased Contract Rights, which consideration shall be held for the benefit of, and shall be delivered to, Buyer.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

             Section 3.1. Definitions. The term "basis", when used below, shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that forms or could form the basis for any specified consequence. The term "ordinary course of business", when used below, shall mean the ordinary course of business of Sellers consistent with their past custom and practice.

             Section 3.2. Representations and Warranties. Sellers and the Shareholders hereby jointly and severally represent and warrant to Buyer that, except as set forth on the disclosure schedule attached hereto as Exhibit D (the "Disclosure Schedule") (specifically identifying the relevant subsection hereof):



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                  (a)  Authority.  Sellers and the Shareholders have full
        right, power, capacity and authority to execute, deliver and perform this Agreement (and the other agreements, documents and certificates executed and delivered pursuant to this Agreement (together, the "Sellers' Documents") and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and Sellers' Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and partnership action on the part of Sellers. This Agreement and Sellers' Documents constitute the valid and binding obligations of Sellers and the Shareholders, enforceable against them in accordance with the terms hereof and thereof. Neither the execution, delivery and performance of this Agreement or of Sellers' Documents, nor the consummation of the transactions contemplated hereby and thereby will (i) conflict with or result in a violation, breach, termination or acceleration of, or default under (or would result in a violation, breach, termination, acceleration or default with the giving of notice or passage of time, or both) any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of LLI, as amended, of the Partnership Agreement of Clewmark, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Sellers or the Shareholders are a party or by which Sellers or the Shareholders, or any of their respective properties or assets may be bound or affected; (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Sellers or the Shareholders, or their respective properties or assets; (iii) result in the imposition of any lien, encumbrance, charge or claim upon any of Sellers' assets or upon the Shareholders' assets; or (iv) entitle any employee to severance or other payments by Sellers or create any other obligation to an employee, including an increase in benefits. Except for the approvals required from the Federal Trade Commission and the United States Department of Justice under the HSR Act (as defined in Section 3.2(z) below), no consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement or Sellers' Documents by Sellers or by the Shareholders.

                  (b) Organization and Qualification of LLI. LLI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate and other power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. LLI is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of the properties owned, operated or leased by it or the nature of its activities is such that such qualification or good standing is required by applicable law. All such jurisdictions are listed on the Disclosure Schedule.

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                  (c)  Organization of Clewmark.  Clewmark is a general
        partnership duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted.

                  (d) Owned Real Estate. The Disclosure Schedule sets forth true and correct and complete legal descriptions of all parcels of real estate owned by Sellers, all of which are owned in fee simple, free and clear of any assessment, claim, lease, mortgage, security interest, conditional sale agreement or other title retention agreement, restriction (including any zoning or use or building restriction), easement or lien or encumbrance of any kind or nature whatsoever, and free and clear of any pending, proposed or threatened zoning or use or building change, except as set forth on the Disclosure Schedule, which claim, lease, mortgage, security interest, conditional sale agreement or other title retention agreement, restriction, easement or lien or encumbrance, or pending, proposed or threatened zoning or use or building change, does not now, either singly or in the aggregate, interfere in any material way with the present or any intended use of any such real estate, or substantially decrease its value.

                  (e) Leased Real Estate. The Disclosure Schedule sets forth true, correct and complete copies of all real estate leases pursuant to which Sellers lease real estate. Sellers now enjoy quiet and undisturbed possession under each of said leases. Such leased real estate is free and clear of any zoning or use or building restriction or any pending, proposed or threatened zoning or use or building restriction which would now, either singly or in the aggregate, interfere in any material way with the present or any intended use of any of such leased real estate. Said leases now are, and on the Closing Date will be, valid and binding and in full force and effect, and are not now, and on the Closing Date will not be, in default as to the payment of rent or otherwise. All real estate leases between Clewmark, as lessor, and LLI, as lessee, shall be terminated by Sellers effective as of the Closing.

                  (f) Books and Records. The books and records of Sellers, including without limitation the books of account, are complete and correct and accurately reflect the conduct of the business and affairs of Sellers.

                  (g) Subsidiaries. Except for Sellers' ninety percent (90%) ownership of Mountain States Analytical Inc., Sellers (i) have no subsidiaries and (ii) are not a partner or joint venturer with any other person. Sellers are not subject to any obligation, contingent or otherwise, to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any entity.


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                  (h)  Financial Statements.  Sellers have delivered to
        Buyer prior to the execution of this Agreement true and complete copies of: (i) the audited combined balance sheet of Sellers as of September 30, 1994 and audited combined statements of operations, stockholders'/partners' equity and cash flows for the year ended September 30, 1994, accompanied by the report thereon by Trout, Ebersole & Groff, Certified Public Accountants, and
        (ii) the unaudited combined balance sheet of Sellers as of March 31, 1995 and the unaudited combined statements of operations and cash flows for the six (6) months ended March 31, 1995 (all of the financial statements referred to in this Section 3.2(h) are collectively referred to in this Agreement as the "Financial Statements"). The Financial Statements fairly present the financial condition, results of operations and cash flows of Sellers as of the dates and for the periods indicated, in each case in accordance with generally accepted accounting principles applied on a basis consistent with previous years.

                  (i) No Undisclosed Liabilities; No Dealings with Shareholders, Officers, Directors or Employees. As of the Closing Date, Sellers have no liabilities or obligations of any nature, other than those reflected on the Closing Balance Sheet, nor in any amounts in excess of those included for such liabilities on the Closing Balance Sheet. As used in this Agreement, the term "liability" includes those liabilities which are known or unknown, absolute, accrued, contingent or otherwise, and whether due or to become due. Sellers do not have any contractual arrangement with, or commitment to or from, any of Sellers' officers, management, directors, shareholders, partners, employees or family members of any of the foregoing (other than such as may have been entered into in the normal course of employment), including, without limiting the generality of the foregoing, any contractual arrangement or commitment whereby any of such persons are directly or indirectly a joint investor or coventurer with respect to, or owner, lessor, lessee, licensor or licensee of, any real or personal property, tangible or intangible, owned or used by, or a lender to or debtor of, Sellers.

                  (j) Taxes. Sellers have accurately prepared and duly and timely filed all federal, state, local or foreign tax and other returns and reports which were required to be filed, in respect of all income, franchise, capital stock, excise, sales, use, property (real and personal), payroll and other taxes, levies, imports, duties, license and registration fees, charges or withholdings of any nature whatsoever and penalties or interest associated therewith (collectively, "Taxes"). Sellers have delivered to Buyer true and complete copies of the income, franchise, capital stock, excise, sales, use, property and employment tax returns filed by Sellers with any federal, state, local or foreign governmental authority since January 1, 1990. None of the federal, state, local or foreign Tax returns of Sellers have been or are being audited or examined by the governmental department or agency having jurisdiction, nor has

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        any deficiency for any Tax been asserted against Sellers.  No waivers of any statutes of limitation are in effect in respect of any Taxes. Sellers have never filed a consolidated income tax return with another company. There are no claims pending or threatened, against Sellers for past due Taxes, nor is there any basis for any such claim. Sellers will not have any liability for Taxes for or in respect of any period or periods up to and including the Closing Date except for liabilities for property, payroll and similar taxes accrued for on the Closing Balance Sheet. Without limiting the generality of the foregoing, Sellers have withheld or collected from each payment made to each of their employees, consultants or other payees the amount of all Taxes required to be withheld or collected therefrom, and, to the extent required by law, have paid the same to the proper tax receiving officers or authorized depositories.

                  (k) Properties; Environmental and Health and Safety Matters. Sellers have good, full and marketable title to, or a valid and continuing leasehold interest in, all properties and assets, real and personal, reflected on the Closing Balance Sheet, free and clear of all mortgages, liens, attachments, pledges, encumbrances or security interests of any nature whatsoever. All leases pursuant to which Sellers lease real or personal property are in good standing, and are valid and in full force and effect in accordance with their respective terms. There are no defaults under any such leases attributable to Sellers, and no event has occurred that (whether or not with notice, lapse of time or both) would constitute a default. All buildings, improvements, machinery, equipment, vehicles and items of tangible personal property used in connection with the operations of Sellers are being transferred to Buyer "as is," "where is."

                       The Disclosure Schedule accurately sets forth or describes:

                       (i)  (A)  any and all landfills, surface
                  impoundments, pits, ponds, lagoons, underground injection wells, waste piles, land treatment units, sites, incinerators and any other units used by Sellers for the handling, treatment, recycling, reuse, return, storage and disposal (hereinafter "Management") of Hazardous Materials, wastes or test sample remainder, recyclable materials; and

                            (B)  all underground, in-ground or on-ground
                  storage tanks on property which has been or is currently owned or leased by Sellers (including their predecessors in interest);

                       (ii) for all units identified in clause (i)(A) for the five (5) year period immediately preceding the Closing Date, information on the time period used, type of Hazardous Materials, waste, test sample remainder, or recyclable material, method of Management, and whether there

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





             has been a release of Hazardous Materials, pollutants or contaminants from such units onto the ground or subsurface or into the air, groundwater or surface waters;

                      (iii) for all tanks identified in clause (i)(B) for the five (5) year period immediately preceding the Closing Date, information on the time period used, material being stored, and when and what tests, if any, have been conducted regarding tank integrity and test results, and whether there are releases of material from such units onto the ground or subsurface or into the air, groundwater or surface waters;

                       (iv) any evidence, including sample results, of air, soil, surface water, or groundwater contamination on or migrating from property which has been or is currently owned or leased by Sellers which is not addressed by clauses (ii) or (iii);

                       (v)  a list of all sites to which Hazardous
             Materials, wastes, test sample remainder or recyclable materials have been sent by Sellers for Management, the owner or operator of such off-site facilities, the transporter of such Hazardous Materials, wastes, test sample remainders or recyclable materials, type of Hazardous Materials, wastes, test sample remainders or recyclable materials, method of Management used, and time period of use;

                       (vi) reports of releases or threatened releases (including, but not limited to, continuous release reports) of Hazardous Materials, occurring on or from facilities of Sellers or disposal sites used by Sellers and reported to:

                            (A)  the National Response Center, State
                  Emergency Response Commissions, Local Emergency Planning Committees, the Pennsylvania Department of Environmental Resources ("DER"), or the United States Environmental Protection Agency (the "EPA") pursuant to requirements of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), the Clean Water Act ("CWA") or other statutes; or

                            (B)  any other foreign, state or local
                  governmental authority;

                       (vii) noncompliance by Sellers since January 1, 1990 with conditions of environmental permits or licenses issued pursuant to, or other requirements of, the Clean Air Act, CWA, RCRA, the Toxic Substances Control Act ("TSCA"), the Safe Drinking Water Act, CERCLA, Atomic Energy Act,

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





             Nuclear Regulatory Act or similar foreign, state or local statutes, laws, ordinances, rules or regulations;

                     (viii)  Hazardous Waste Manifest Discrepancy
             Reports, RCRA biennial reports or similar state reports, SARA Title III and Form R reports, Discharge Monitoring Reports, air emission monitoring reports and air emission inventories, filed by Sellers with any government agency since January 1, 1990;

                       (ix) Reports of environmental testing and audits conducted since January 1, 1990 of facilities owned or leased by Sellers, and action plans and progress reports responding to test and audit findings. Such audits include audits conducted by Sellers, their consultants, insurance companies or governmental agencies;

                       (x)  Claims, litigation and other legal
             proceedings (including but not limited to notices of violation, notices of noncompliance, citations, orders, investigation reports, consent orders, consent decrees and administrative or judicial enforcement proceedings) seeking or alleging money damages (resulting from injury to person or property), injunctive relief, remedial action, fines, penalties or any other remedy by reason of:

                            (A)  violation of or noncompliance with any
                  law, regulation, rule, common law doctrine or requirement of law or regulation relating to pollution or protection of the environment or public health ("Environmental Laws"), or any permit, license or registration issued thereunder; or

                            (B)  the disposal, discharge or release of
                  Hazardous Materials whether or not in compliance with Environmental Laws; or

                            (C)  the ownership, operation or use of any
                  landfill, surface impoundment, pit, pond, lagoon, underground injection well, waste pile, land treatment unit, wastewater treatment plant, air pollution control equipment, or any other unit used for Management of Hazardous Material, or recyclable material; or

                            (D)  exposure to any Hazardous Materials,
                  chemical substances, radioactive material, noises, odors, or vibration at or emanating from property which has been or is currently owned or leased by Sellers; including, in all cases, all legal proceedings which have been concluded (e.g., a judgment or consent decree has been entered) but pursuant to which work is ongoing (e.g., a decree requiring remedial activity to be undertaken);

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





                       (xi)  All permits and licenses and pending
             applications for permits and licenses for facilities which are currently owned or leased by Sellers, including, but not limited to notifications to governmental agencies required by Sections 3010(a) (notice of hazardous waste activity) and 9002 (underground storage tanks) of RCRA and by comparable state laws, and notices and reports required pursuant to Sections 302, 311, 312 and 313 of Title III of the Superfund Amendments and Reauthorization Act of 1986 and comparable state laws;

                      (xii)  All current and expired or terminated
             contracts involving the off-site transportation or Management of Hazardous Materials, wastes, test sample remainders or recyclable materials generated by Sellers;

                     (xiii) For the three (3) year period immediately preceding the Closing Date, all reports or assessments, surveys or analyses addressing the operational safety of facilities and/or activities (e.g., transportation) of Sellers and/or hazards and risks (including risk of episodic releases and impact of routine, continuous releases) associated therewith, including but not limited to process risk surveys, operational safety surveys, air emissions modeling, and risk assessments, and action plans and progress reports responding to any such reports;

                      (xiv)  A description of the manner in which
             asbestos and/or PCB was or is used or otherwise present at any facility which has been or is currently owned or leased by Sellers; and

                       (xv)  A list of all governmental inspections
             relating to the environment of Sellers' facilities and any reports or studies generated therewith.

                       Sellers are not and have not been in violation of
             any law, regulation or ordinance (including without limitation, laws, regulations or ordinances relating to building, health code, zoning, environmental, land use or similar matters) relating to their properties or facilities. The real property occupied or used by Sellers at any time is not and has not been polluted or contaminated, nor has it ever been the subject of environmental clean-up or remediation. Such properties do not contain any Hazardous Material, nor has any Hazardous Material been discharged or spilled thereon. Sellers have never owned or operated a petroleum or hazardous waste landfill or any petroleum or other hazardous waste treatment, storage or disposal facility. There are no past or present events, conditions, circumstances, activities, practices, incidents, actions or plans of Sellers or their predecessors, either collectively, individually or severally, which may interfere with or prevent continued compliance, or which may give rise to any

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





             common law or legal liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the disposal, storage, handling, manufacture, processing, distribution, use, treatment, or transport, or the emission, discharge, release or threatened release into the environment, of any substance, Hazardous Material, pollutant, contaminant, or waste, whether or not by Sellers or affecting their properties. There are no proceedings affecting any of such properties pending or, to the best of Sellers' knowledge threatened, which could have an adverse effect on the present or future use of any such property for the purposes for which it was acquired or the purpose for which it is used. Sellers have not received any notice from any governmental agency or other party seeking any information or alleging any liability with regard to the real property occupied or used by Sellers now or at any time or with regard to any off-site environmental conditions.

                       For purposes of this Agreement, "Hazardous
             Material" means any flammable, explosive or radioactive material, petroleum or any fraction thereof, or any hazardous or toxic waste, substance or material, including substances defined as "hazardous substances", "hazardous materials", "pollutant", "contaminant", "solid waste" or "toxic substances" under any applicable laws relating to protection of the public health, welfare or natural resources, including, without limitation, laws regulating hazardous or toxic materials and substances, air pollution (including noise and odors), water pollution, liquid and solid waste, pesticides, drinking water, community and employee health, environmental land use management, stormwater, sediment control, nuisances, radiation, wetlands, endangered species, environmental permitting and petroleum products, and all rules and regulations promulgated pursuant to such applicable laws.

                  (l) Accounts and Notes Receivable. All accounts and notes receivable shown on the Closing Balance Sheet have arisen in the ordinary course of business, are in the process of collection and are collectible in the ordinary course of business.

                  (m) Governmental Authorizations. Set forth on the Disclosure Schedule is a complete and accurate list of all governmental permits, licenses, franchises, concessions, security clearances, zoning variances and other approvals, authorizations and orders which have been obtained in connection with the conduct of the business now being conducted by LLI. Such permits, licenses, franchises, concessions, zoning variances, approvals, authorizations and orders constitute all governmental permits, licenses, franchises, concessions, zoning variances, approvals, authorizations and orders which are required under all applicable local, provincial, national or foreign laws and

                                       15
PAGE
        regulations for the operation of the business being conducted by LLI as it has been heretofore conducted. All such permits, licenses, franchises, concessions, zoning variances, approvals, authorizations and orders are presently in full force and effect, Sellers are in compliance with the requirements thereof (except for minor violations that could not result in a suspension or forfeiture thereof), no suspension or cancellation of any of them is threatened to the knowledge of Sellers or of the Shareholders, and the execution of this Agreement and of Sellers' Documents and the consummation of the transactions contemplated herein and therein will not adversely affect the validity or effectiveness of, and will not require, for retention thereof after such change of ownership, the consent or approval of any party to, or any other person or governmental agency having jurisdiction of, any such permit, license, franchise, concession, zoning variance, approval, authorization or order. Neither Sellers nor the Shareholders have any knowledge of any fact or circumstance which would prevent, limit or restrict LLI from continuing to operate its business in the present manner, and no new material requirements pertaining to the manner of operating its specific business (not businesses in general) have been issued or announced by any governmental authority during the past year, nor are there any disputes pending between Sellers and any governmental authority about LLI's operations as presently being conducted. Sellers have furnished or made available to Buyer all reports and applications filed by Sellers with any governmental agency in the last five (5) years.

                  (n) Patents and Trademarks. Sellers solely own or have the exclusive right to use, free and clear of any obligation of payment, encumbrance, lien or claim, all patents, trademarks, trade names, service marks, brand names and copyrights, and registrations and applications therefor, used in the conduct of LLI's business or the use of which is necessary for LLI's business as now being conducted (the "Intangibles"). Set forth on the Disclosure Schedule is an accurate list and description of all Intangibles and licenses, sublicenses or other rights or obligations entered into or granted by or to Sellers with respect thereto. Sellers own or possess adequate rights to use, free and clear of any obligation of payment, encumbrance, lien or claim, all other inventions, technology, technical know-how, processes, designs, trade secrets, vendor and customer lists and other confidential information required for or used in LLI's business. No person has made any claim or demand upon Sellers pertaining to, and no proceeding is pending or, so far as is known to Sellers or the Shareholders threatened, which challenges (i) the rights of Sellers in respect of any Intangibles or (ii) the rights of Sellers to any other inventions, technology, technical know-how, processes, designs, trade secrets or intellectual property or confidential information used in the conduct of its business. No Intangible owned or used by Sellers are subject to any order, ruling, decree, judgment or stipulation by or with any court, arbitrator or administrative agency. Sellers have not infringed, or engaged in the unauthorized use of, any patent,

                                       16
PAGE
        trademark, trade name, service mark, brand name or copyright, or any invention, technology, technical know-how, process, design, trade secret or other intellectual property of another. Neither Sellers nor the Shareholders are aware of any infringement or unauthorized use by a third party of any patent, trademark, trade name, service mark, brand name or copyright, or any invention, technology, technical know-how, process, design, trade secret or other intellectual property owned or used by Sellers.

                  (o) Insurance. Sellers are not in default with respect to any provisions of any policy of general liability, fire, title or other form of insurance held by them, are current in the payment of all premiums due or have reserved for such premiums due on such insurance, and have not failed to give any notice or present any claim thereunder in due and timely fashion, except for claims that are immaterial in both the nature of the claim and in the amount of such claim. Sellers maintain insurance on all of their assets and business from insurers which are financially sound and reputable, in amounts and coverages and against the kinds of risks and losses reasonably prudent to be insured against by corporations engaged in the same or similar businesses. All policies of insurance held by Sellers are listed on the Disclosure Schedule. No basis exists which would jeopardize the coverage under any such insurance.

                  (p)  Employee Benefit Plans.  For the purposes of this
        Section 3.2(p), the following definitions shall apply:

                       (i)  Accumulated Funding Deficiency:  An
             "accumulated funding deficiency" as defined in ERISA Section 302(a)(2) or the last two sentences of Section 412(a) of the Code, or, in either case, successor provisions to such provisions adopted by amendments to ERISA or the Code, as the case may be, and including, in each case, other provisions of ERISA, of the Code or of other law, and regulations adopted under ERISA or the Code or such other law, modifying, amending, interpreting or otherwise affecting the application of such provisions, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in the transactions contemplated by this Agreement and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.

                       (ii)  Complete Withdrawal:  A "complete
             withdrawal" from a Multiemployer Plan as defined in Section 4203 of ERISA or successor provisions to such provision adopted by amendments to ERISA and including other provisions of ERISA or of other law, and regulations adopted under ERISA or such other law, modifying, amending, interpreting or otherwise affecting the application of such provision, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or

                                       17
PAGE
             is affected by or is involved in the transactions contemplated by this Agreement and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.

                       (iii) ERISA: The Employee Retirement Income Security Act of 1974, as amended and in effect at the time of execution of this Agreement.

                       (iv)  LLI's ERISA Affiliate:  LLI's ERISA
             Affiliate shall mean any member of any controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined for purposes of Section 414(b), (c) and (m), respectively, of the Code) which includes LLI.

                       (v) Multiemployer Plan: A "multiemployer plan" as defined in ERISA Section 3(37) or Section 414(f) of the Code, or, in either case, successor provisions to such provisions adopted by amendments to ERISA or the Code, as the case may be, and including, in each case, other provisions of ERISA, of the Code or of other law, and regulations adopted under ERISA or the Code or such other law, modifying, amending, interpreting or otherwise affecting the application of such provisions, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in the transaction contemplated by this Agreement and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.

                       (vi) Partial Withdrawal: A "partial withdrawal" from a Multiemployer Plan as defined in Section 4205 of ERISA or successor provisions to such provision adopted by amendments to ERISA and including other provisions of ERISA or of other law, and regulations adopted under ERISA or such other law, modifying, amending, interpreting or otherwise affecting the application of such provision, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in the transactions contemplated by this Agreement and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.

                       (vii)  Plan Termination:  A termination of a
             Pension Plan, whether partial or complete, within the meaning of Title IV of ERISA.

                       (viii)  PBGC:  The Pension Benefit Guaranty
             Corporation.



                                       18
PAGE

                       (ix) Pension Plan: A "pension plan" or "employee pension benefit plan" as defined in Section 3(2) of ERISA or successor provisions to such provision adopted by amendments to ERISA and including other provisions of ERISA or of other law, and regulations adopted under ERISA or such other law, modifying, amending, interpreting or otherwise affecting the application of such provision, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in the transactions contemplated by this Agreement and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.

                       (x)  Prohibited Transaction:  A "prohibited
             transaction" as defined in ERISA Section 406 or Section 4975(c) of the Code, or in either case, successor provisions to such provisions adopted by amendments to ERISA or the Code, as the case may be, and including, in each case, other provisions of ERISA, of the Code or of other law, and regulations adopted under ERISA or the Code or such other law, modifying, amending, interpreting or otherwise affecting the application of such provisions, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in the transactions contemplated by this Agreement and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.

                       (xi) Reportable Event: A "reportable event" as defined in Section 4043(b) of ERISA or successor provisions to such provisions adopted by amendments to ERISA and including other provisions of ERISA or of other law, and regulations adopted under ERISA or such other law, modifying, amending, interpreting or otherwise affecting the application of such provision either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in the transactions contemplated by this Agreement and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.

                       (xii)  Welfare Plan:  A "welfare plan" or an
             "employee welfare benefit plan" as defined in Section 3(1) of ERISA or successor provisions to such provision adopted by amendments to ERISA and including other provisions of ERISA or of other law, and regulations adopted under ERISA or such other law, modifying, amending, interpreting or otherwise affecting the application of such provision, either in general or as applied to the nature or circumstances of a particular entity that is a party to, or is affected by or is involved in the transactions

                                       19
PAGE
             contemplated by this Agreement and with respect to which entity the use of the term in this Agreement, or in the particular location in this Agreement, is relevant.

             Except as disclosed in the Disclosure Schedule:

             Sellers do not maintain or contribute to any Pension Plan or any Welfare Plan, nor have Sellers or any of LLI's ERISA Affiliates ever had, an obligation to contribute to any Multiemployer Plan. All Pension Plans and Welfare Plans of Sellers have been administered in compliance with their terms, ERISA and, where applicable, the Code. Sellers have received from the Internal Revenue Service a favorable determination letter with respect to the qualification of each such Pension Plan which is intended to qualify under Section 401(a) of the Code and the exemption of any corresponding trust. A copy of each such determination letter has been furnished to Buyer. With respect to each Pension Plan: (1) there is no fact, including, without limitation, any Reportable Event, that exists that would constitute grounds for termination of such Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such plan, in each case as contemplated by ERISA; (2) neither Sellers nor any fiduciary, trustee or administrator of any Pension Plan or Welfare Plan have engaged in any Prohibited Transaction that could subject Sellers to any tax or any penalty imposed by ERISA or the Code; (3) Sellers have no liability to the PBGC (other than for payment of premiums); and (4) there is no Accumulated Funding Deficiency with respect to any Pension Plan maintained by Sellers or any of LLI's ERISA Affiliates, whether or not waived.

             Sellers or any of LLI's ERISA Affiliates, or any "party interest" or "disqualified person" (as such term are defined in Section 3 of ERISA and Section 4975 of the Code), with respect to any Pension Plan or Welfare Plan, have not taken any action including the making of any investment, or failed to take any action, that could subject any of them or any other person to any liability for any tax or for breach of fiduciary duty with respect to or in connection with any Pension Plan or Welfare Plan. No Pension Plan or Welfare Plan, administrator or fiduciary of any Pension Plan or Welfare Plan, or Sellers have any liability under any provision of any applicable law by reason of any communication or failure to communicate with respect to or in connection with any Pension Plan or Welfare Plan, or any filing or failure to file with any governmental entity. No Pension Plan or Welfare Plan, administrator or fiduciary of any Pension Plan or Welfare Plan, or Sellers or any of LLI's ERISA Affiliates have any liability to any plan participant, beneficiary or other person under any provision of any applicable law by reason of any payment of benefits or other amounts or failure to pay benefits or any other amounts, or by reason of any credit or failure to give credit for any benefits or rights (such as, but not limited to, vesting rights) with respect to benefits under or in connection with any Pension Plan or Welfare Plan,

                                       20
PAGE
        other than benefit claims in the normal administration of each Pension Plan or Welfare Plan. Sellers are not delinquent or in arrears on any amounts owed to, or with respect to any contributions under, any Pension Plan or Welfare Plan. No person is a participant in or eligible for participation (without regard to age or service) in, any Pension Plan or Welfare Plan who is not a present or former employee of Sellers or a beneficiary of such Pension Plan or Welfare Plan. None of the Pension Plans or Welfare Plans provides for continuing accrual of benefits or coverage for any participant or the beneficiary of any participant after such participant's termination of employment with Sellers.

             There are no unfunded obligations under any Pension Plan or Welfare Plan providing benefits after termination of employment to any employee of Sellers (or beneficiary thereof), including without limitation retiree health coverage and deferred compensation. There has been no Plan Termination that has occurred during the five-year period ending on the date hereof. Sellers have incurred no liability under Title IV of ERISA with respect to any Pension Plan maintained by a trade or business (whether or not incorporated) which is under common control, with or part of a controlled group of corporations with, Sellers, within the meaning of Sections 414(b) or (c) of the Code. No event has occurred and no condition exists with respect to any Pension Plan or Welfare Plan that would subject Sellers to any tax under Section 4972, 4977, 4979 or 4980B of the Code or to a fine under ERISA Section 502(c) with respect to any such plan.
        No Welfare Plan is funded with a trust or other funding vehicle, other than insurance policies. No plan documentation or agreement, summary plan description or other written communication distributed to employees with respect to any Welfare Plan or Pension Plan prohibits Sellers from amending or terminating any such plan. There has occurred no Complete Withdrawal or Partial Withdrawal with respect to any Multiemployer Plan that could cause Sellers to incur any liability under or as a result of ERISA other than to the extent previously paid or fully provided for in the Closing Balance Sheet, and all payments required to be made to any such Plan by Sellers under any applicable collective bargaining agreements have been made. As of the date of the Closing Balance Sheet, Sellers had no liability in connection with any Pension Plan, Welfare Plan or other employee benefit plan which was not fully provided for on the Closing Balance Sheet. There are no actions, arbitration's or claims pending or threatened with respect to any Pension Plan, Welfare Plan or other employee benefit plans or any fiduciary or sponsor thereof.

                  (q) Descriptions and Lists. Set forth on the Disclosure Schedule is an accurate and complete list of the following oral or written contracts, agreements, leases and other documents presently in effect to which Sellers are a party or by which they or their properties or assets are bound:


                                       21
PAGE

                       (i) a list of all interests in real property owned or leased by Sellers;

                       (ii)  a list of:

                            (A)  all customers of LLI who, in the 1994
                  calendar year, purchased Ten Thousand Dollars ($10,000) or more of services from LLI;

                            (B)  all distributorship, sales, agency,
                  franchise or license agreements of Sellers;

                            (C)  each agreement containing any covenant
                  restricting the freedom of Sellers to compete in any line of business or area or with any person;

                            (D) each agreement obligating, absolutely or on a contingent basis, Sellers to make payments to a third party based on future sales, revenues or earnings of Sellers from a product or service; and

                            (E)  each agreement of Sellers not made in
                  the ordinary course of business which is not otherwise disclosed pursuant to another section of the Disclosure Schedule;

                      (iii)  a list of:

                            (A)  the names and salaries, bonuses,
                  vacation and other allowances, and other employment conditions, of all present officers and employees of Sellers, including the last date of any increase in such persons' compensation;

                            (B)  any persons on leave of absence or who
                  are currently collecting disability payments; and

                            (C)  all employment, consulting or similar
                  compensation agreements of Sellers which may not be terminated by Sellers without penalty within thirty days after the Closing;

                       (iv) a list of all bonus, incentive compensation, deferred compensation, profit-sharing, stock option, retirement, pension, severance, indemnification, insurance, death benefit or other fringe benefit plans, agreements or arrangements of Sellers (or applying to Sellers) in effect, or under which any amounts remain unpaid, on the date hereof or to become effective after the date hereof, the methods of computing Sellers' obligations thereunder, and a description of any funding vehicles therefor;

                       (v)  a list of all labor unions or other
             organizations representing, purporting to represent or

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             attempting to represent any employees of Sellers, and a list of all collective bargaining agreements of Sellers with any labor unions or other representatives or employees, including agreements, amendments, supplements, letters and memoranda of understanding of all kinds with the local unit of each such union or other organization;

                       (vi) a list of each agreement or other instrument or arrangement defining the terms on which any indebtedness of Sellers are or may be issued;

                      (vii) a list of each outstanding commitment by Sellers to make a capital expenditure, capital addition or capital improvement involving an amount in excess of Ten Thousand Dollars ($10,000);

                     (viii)  a list of:

                            (A)  aged accounts receivable from a person,
                  entity or group of affiliated persons or entities from whom the aggregate of such receivables exceeded One Thousand Dollars ($1,000);

                            (B)  any prepaid expense in excess of Ten
                  Thousand Dollars ($10,000);

                            (C)  all items of machinery, equipment or
                  other tangible personal property with a depreciated book value in excess of One Thousand Dollars ($1,000); and

                            (D)  all automobiles and trucks.

                       (ix) the name and location of every bank in which Sellers have an account, safe deposit box or line of credit, the identifying number of all such accounts and safe deposit boxes, and the names of all persons having power to borrow, discount debt obligations, cash or draw checks or otherwise act on behalf of Sellers in any dealings with such banks;

                       (x) a list of each credit customer which ordered services from Sellers during the year ended September 30, 1994 and during the six months ended March 31, 1995;

                      (xi) all industrial hygiene surveys and personnel safety statistics prepared since January 1, 1990;

                     (xii)  summaries of all epidemiological or
             toxicological studies, conducted by or on behalf of, or in the possession of Sellers;

                     (xiii) all occupational safety and health reports filed with governmental agencies or instrumentalities since January 1, 1990;

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






                      (xiv) annual summaries of workers compensation liabilities since January 1, 1990;

                      (xv) all citations, notices of violations, orders, consent orders, administrative or judicial enforcement proceedings from governmental agencies or instrumentalities with respect to health or safety matters issued or pending since January 1, 1990;

                     (xvi) each inspection by any governmental agency or instrumentality concerning health, safety or environmental matters;

                    (xvii) all submissions to health, safety and product safety regulatory agencies since January 1, 1990;

                    (xviii)  all medical surveillance programs provided
             for employees;

                     (xix) a list of each accident or event which has resulted in, or to Sellers' best knowledge, may result in a claim against Sellers that personal injury, property damage or economic loss was caused by Sellers or involved any employee in his capacity as an employee, or any property of, or service sold by, Sellers; and

                     (xx)  a list of all claims pending under the
             insurance policies listed pursuant to Section 3.2(o) (including, in their aggregate amount, employee benefit claims other than health or dental insurance claims).

                  Sellers have furnished to Buyer a true, correct and complete copy of each document that is referred to or otherwise related to any item referred to in this Section 3.2(q) or otherwise in this Agreement.

                  (r) Validity. There is no default or claimed or purported or alleged default on the part of Sellers, or basis on which, with notice or lapse of time or both (including notice of this Agreement), a default would exist, in any obligation on the part of Sellers to be performed under any lease, contract, plan, policy or other instrument or arrangement referred to in Section 3.2(q) or otherwise in this Agreement.

                  (s) No Changes. Since September 30, 1994 there has not been:

                       (i) any material adverse change in the financial condition, assets, liabilities, earnings, business or prospects of Sellers;

                       (ii) any damage, destruction or loss (whether or not covered by insurance) to property materially adversely

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





             affecting the condition (financial or otherwise), assets, liabilities, earnings or business of Sellers;

                      (iii) any declaration, setting aside or payment of any dividend, or other distribution by Sellers, except distributions to enable the shareholders of LLI and the partners of Clewmark to discharge their individual tax obligations arising from the flow-through treatment of Sellers' income to its respective owners, or any direct or indirect redemption, purchase or other acquisition of an equity interest in Sellers;

                       (iv) any issuance or sale by Sellers of any bonds or other securities, or any partial or complete formation, acquisition, disposition or liquidation of Sellers;

                       (v)  any mortgage, lien, attachment, pledge,
             encumbrance or security interest created on any asset, tangible or intangible, of Sellers, or assumed, either by Sellers or by others, with respect to any such asset, except for liens for taxes not yet due;

                       (vi)  any indebtedness or other liability or
             obligation (whether absolute, accrued, contingent or otherwise) incurred, or other transaction engaged in, by Sellers, except those in the ordinary course of business which are individually, and in the aggregate to one group of related parties, less than Ten Thousand Dollars ($10,000) in amount;

                      (vii) any obligation or liability discharged or satisfied by Sellers, except items included in current liabilities shown on the Closing Balance Sheet which are in the ordinary course of business and are individually, and in the aggregate to one group of related parties, less than Ten Thousand Dollars ($10,000) in amount;

                     (viii) any sale, assignment, lease, transfer or other disposition of any tangible asset of Sellers, except in the ordinary course of business, or any sale, assignment, lease, transfer or other disposition of any of their patents, trademarks, trade names, brand names, copyrights, licenses or other intangible assets;

                       (ix) any amendment, termination or waiver of any material right belonging to Sellers;

                       (x) any increase in the compensation or benefits payable or to become payable by Sellers to any of their officers or employees except for ordinary increases for non-management employees in accordance with prior practice;

                       (xi)  any transaction or contract with a
             shareholder of LLI, a partner of Clewmark, or a member of

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





             any such owner's family, including a loan, change of employment conditions, change of pension rights or bonus;

                      (xii)  any other action or event not in the
             ordinary course of business.

                  (t) Litigation or Proceedings. Sellers are not engaged in, or a party to, or threatened with, any claim or legal action or other proceeding before any court, any arbitrator of any kind or any administrative agency, or any governmental investigation, nor does any basis for any claim or legal action or other proceeding or governmental investigation exist. There are no orders, rulings, decrees, judgments or stipulations to which Sellers are a party by or with any court, arbitrator or administrative agency affecting Sellers, or their business or properties.

                  (u) Compliance with Laws. Sellers (i) have not been and are not in violation of any applicable building, zoning, occupational safety and health, pension, export control, environmental control or other federal, state, local or foreign law, ordinance, regulation, rule, order or governmental policy applicable to their plants, structures or equipment or the operation thereof, or any employment, equal opportunity or similar law, ordinance, regulation, rule, order or governmental policy, or any other law, ordinance, regulation, rule, order or governmental policy applicable to Sellers, or their business or assets; (ii) has not received any complaint from any governmental authority, and none is threatened, alleging that Sellers have violated any such law, ordinance, regulation, order or policy;
        (iii) have not received any notice from any governmental authority of any pending proceedings to take all or any part of the properties of Sellers (whether leased or owned) by condemnation or right of eminent domain and no such proceeding is threatened; and (iv) are not a party to any agreement or instrument, or subject to any corporate charter, partnership agreement or other corporate or partnership restriction or judgment, order, writ, injunction, rule, regulation, code or ordinance, which materially and adversely affects, or might reasonably be expected materially and adversely to affect, the business, operations, prospects, properties, assets or financial condition of Sellers.

                  (v) Labor Matters. There are no activities or controversies, such as labor organizing activities, election petitions or proceedings, labor strikes, disputes, slowdowns, work stoppages or unfair labor practice complaints, pending or threatened against Sellers or between Sellers and any of their employees, nor have there been any such activities or controversies within the three years prior to this Agreement. No labor grievance has been filed and no arbitration proceeding has arisen out of or under collective bargaining agreements and is pending and no claim therefor has been asserted.

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





                  (w) Brokers and Finders. Except for Sellers' obligations to Price Waterhouse L.L.P., which Sellers shall discharge in full at the Closing, neither Sellers nor the Shareholders have employed any broker, agent or finder or incurred any liability on behalf of Sellers for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby.

                  (x) Service Warranties. A statement of the current standard warranty used for each of the services of LLI is set forth on the Disclosure Schedule. The Disclosure Schedule also lists and accurately summarizes any and all other service warranties made by or on behalf of LLI which deviate materially from LLI's current standard warranties and which remain in effect on the date hereof, or pursuant to which LLI has any remaining obligations.

                  (y)  Reserved.

                  (z) No Termination of Relationship. As of the date hereof, neither Sellers nor the Shareholders are aware that any relationship between Sellers and a distributor, customer, supplier, lender, employee or other person may be terminated or adversely affected as a result of the execution of this Agreement.

                  (aa) Backlog. The Disclosure Schedule contains an accurate list of the value of all uncompleted work on samples received prior to the Closing Date. Any quotations for work which are outstanding at that time contain terms and conditions that are consistent with LLI's practices over the past year.

                  (bb) Hart-Scott-Rodino Filing. All information provided by Sellers in discharging all applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder, relating to making, filing with and furnishing information to the Federal Trade Commission and the United States Department of Justice in connection with the transactions contemplated hereby, is true, correct and complete in all respects.

                  (cc) Statements True and Correct; Further
        Representations and Warranties. The statements contained herein or in any written documents prepared and delivered by or on behalf of the Shareholders or Sellers pursuant to the terms hereof are true, correct and complete in all respects, and such documents do not omit any fact required to be stated herein or therein or necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.




                                       27
PAGE

             Section 3.3. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers and the Shareholders that:

                  (a) Organization and Good Standing. Buyer is a corporation organized under the laws of the State of Delaware, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

                  (b)  Authority.   The execution and delivery of this
        Agreement (and the other agreements, documents and certificates executed and delivered pursuant to this Agreement (together, the "Buyer Documents"), and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Buyer, and this Agreement and Buyer Documents constitute the valid and legally binding obligations of Buyer enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement or of Buyer Documents nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in a violation, breach or termination of or default under (or would result in a violation, breach, termination or default with the giving of notice or passage of time or both) any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws of Buyer, or of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Buyer is a party, or by which Buyer or any of its properties or assets may be bound or affected or (ii) result in the violation of any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer, or its properties or assets. No consent or approval by, or notification to or filing with, any court, governmental authority or third party is required in connection with the execution, delivery and performance of this Agreement or Buyer Documents by Buyer or the consummation of the transactions contemplated hereby or thereby.

                  (c) Brokers and Finders. Buyer has not employed any broker, agent or finder or incurred any liability for any brokerage fees, agents' commissions or finders' fees in connection with the transactions contemplated hereby.

                  (d) Hart-Scott-Rodino Filing. All information provided by Buyer in discharging all applicable requirements under the HSR Act, and the rules and regulations promulgated thereunder, relating to making, filing with and furnishing information to the Federal Trade Commission and the United States Department of Justice in connection with the transactions contemplated hereby, is true, correct and complete in all respects.

                  (e) Financial Capacity. Buyer has delivered to Sellers a true and complete copy of each report and definitive proxy statement filed by Buyer with the U.S. Securities and

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





        Exchange Commission (the "Commission") since January 1, 1994 (as such documents have since the time of their filing been amended, "Buyer's SEC Documents") which are all the reports and proxy statements (other than preliminary material) that Buyer was required to file with the Commission since such date. As of their respective dates, Buyer's SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission thereunder applicable to Buyer's SEC Documents and none of the Buyer's SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in Buyer's SEC Documents complied as to form in all material respects with applicable accounting requirements and with published rules and regulations of the Commission with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the Commission) and fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments) the financial position of Buyer as at the dates thereof and the results of its operations and cash flows for the periods then ended.


                                   ARTICLE IV

                                CERTAIN COVENANTS

             Section 4.1. Expenses. Except as provided herein, each party shall bear its own expenses, tax and other costs incident to or resulting from this Agreement and the transactions contemplated herein. All realty transfer taxes shall be paid one-half (1/2) by Sellers and one-half (1/2) by Buyer. All recording costs for instruments of transfer, all sales taxes and all filing fees for the HSR application shall be paid by Buyer.

             Section 4.2.  Further Assurances.

                  (a) From time to time and at any time after the Closing, and without further expense to Buyer, Sellers and the Shareholders will execute and furnish to Buyer such instruments of assignment and transfer, conveyances, bills of sale and other documents as Buyer may reasonably request in order to effect or evidence the transfer to Buyer of all Sellers' right, title, and interest in and to the Assets, or to collect, and reduce to Buyer's possession, the Assets, or to otherwise give full effect to this Agreement and to effectuate the intent of the parties.

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





                  (b) From time to time and at any time after the Closing, and without further expense to Sellers or the Shareholders, Buyer will execute and furnish to Sellers such instruments of assumption as Sellers or the Shareholders may reasonably request in order to effect or evidence the assumption by Buyer of the Assumed Liabilities or to otherwise give full effect to this Agreement and to effectuate the intent of the parties.

             Section 4.3. Confidentiality of Information. Sellers and the Shareholders agree that such party (a) has obtained and may in the future obtain confidential and proprietary information about Sellers, Buyer or any parent, subsidiary or affiliate of Buyer (as the case may be, a "Buyer Entity"), including, but not limited to, business plans, strategies, customer lists, and financial and statistical information and (b) will not disclose, directly or indirectly, such information or use it for any purpose other than for such Buyer Entity's benefit. The obligations of confidentiality in this Section 4.3 shall not apply to any information which (a) was known to such party or to the public prior to receipt by such party from another party hereto; (b) is or becomes generally available to the public other than as a breach of this Agreement by such party; (c) is disclosed to such party by a third party having a legal right to make such disclosure (e.g., other than by employees, auditors and other representatives of the parties to this Agreement); or (d) is required to be disclosed in compliance with applicable law or legal process. The obligations under this Section 4.3 shall terminate on the third anniversary of the Closing Date.

                  Sellers and the Shareholders agree that damages are an inadequate remedy for any breach of this Section 4.3 and that Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach hereof.

             Section 4.4. Corporate Identity. Sellers and the Shareholders acknowledge that, as between them and Buyer, as of and following the Closing, Buyer has the absolute and exclusive proprietary right to all names, marks, trade names and trademarks incorporating the name "Lancaster Laboratories," "LLI," "Express Labs" or any derivative or variation thereof or any distinctive mark associated therewith (collectively, "LLI Names") and to all corporate symbols or logos incorporating the name "Lancaster Laboratories," "LLI," "Express Labs" or any derivative or variation thereof or any distinctive mark associated therewith (collectively, "LLI Logos"), and that all rights thereto and the goodwill represented thereby and pertaining thereto are being transferred to Buyer. From and after the Closing Date neither Sellers nor the Shareholders will use any LLI Name or LLI Logo in or on any of their literature, sales materials or otherwise in connection with the sale of any services.

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





             Section 4.5. Covenant Against Competition; Solicitation and Hiring of Former Employees. For a period of three years after the Closing, Sellers will not, directly or indirectly:

                  (a) engage in any business other than MSAI that provides any services competitive with those offered by LLI as of the Closing Date in any jurisdiction within the United States of America in which LLI offers such services as of the Closing Date, or

                  (b) without the prior written consent of Buyer, (i) solicit any person employed by Buyer (or any of its affiliates) to terminate his or her employment with Buyer (or any of such affiliates) or to become an employee of Sellers or any affiliate of Sellers, or (ii) hire any such employee except employees involuntarily terminated by Buyer (or any of its affiliates).

                       The parties hereto agree that the scope, duration and geographic area of the covenant against competition set forth in Section 4.5(a) above are reasonable. In the event that any court of competent jurisdiction determines that the scope, duration or the geographic area, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest scope, the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that such noncompetition provision shall be deemed to be a series of separate covenants, one for each and every county of each and every state in which this provision is intended to be effective.

                       Sellers agree that damages are an inadequate remedy for any breach of this Section 4.5 and that Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach hereof.

             Section 4.6. Payment of Liabilities. Sellers and the Shareholders each covenant to pay any and all liabilities and obligations of Sellers that may exist as of the Closing Date (including those liabilities which are then known, unknown, absolute, contingent or otherwise, and whether due or to become due) to the extent that such liabilities and obligations are not Assumed Liabilities.

             Section 4.7.  Certain Employee Matters.

                  (a) Buyer will use its best efforts to give employees of Sellers credit for service with Sellers when such employees become eligible for participation in Buyer's 401(k) plan and other plans which have vesting or length of service requirements, and will recognize Sellers' policies with respect to vacation and personal time days accrued through the Closing Date. Buyer,

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





        however, reserves the right to conform such policies after the Closing Date to Buyer's and its parent's policies, and assumes all responsibility for notifying employees of such changes as they become effective.

                  (b) As permitted by Revenue Procedure 84-77, Buyer shall be responsible to provide employees of Sellers a statement on Form W-2 covering calendar year 1995. Sellers shall provide to Buyer all records concerning 1995 compensation and withholding, through the Closing Date, for each such employee.

             Section 4.8. SEC Financials. Sellers and the Shareholders acknowledge that Thermo Process Systems Inc., Buyer's managing general partner, may be required to file a Current Report on Form 8-K with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, as a result of the acquisition of the Assets. Buyer agrees that it shall be responsible for preparing any financial statements which may be required to comply with the requirements of Item 7 of Form 8-K and Sellers and the Shareholders agree to cooperate fully in the preparation of such financial statements. Buyer shall be responsible for paying all fees charged by its independent accountants for auditing such financial statements.

             Section 4.9. Continuation of Insurance Coverage. Buyer, at its expense, shall purchase and maintain during its ownership of the Assets (but in no event terminating prior to March 31, 1998) professional liability insurance coverage on a claims-made basis, such insurance to include coverage for claims brought against Sellers based upon acts or omissions occurring within the ten (10) year period immediately prior to the Closing Date. In addition, Buyer, at its expense, shall purchase and maintain during its ownership of the Assets general liability insurance coverage on an occurrences basis, including contractual liability coverage. Both the professional liability insurance policy and the general liability insurance policy purchased by Buyer shall be in such amounts, and upon such terms as are no less favorable to Buyer as Sellers' existing policies are to Sellers.


                                    ARTICLE V

                                 INDEMNIFICATION

             Section 5.1.  Indemnification by Sellers and the
        Shareholders. Buyer upon its demand shall be indemnified by Sellers and the Shareholders, jointly and severally, for the full amount of all damages (as defined below) suffered by it as a direct or indirect result of:

                  (a) the inaccuracy of any representation or warranty made by Sellers or by the Shareholders in or pursuant to this Agreement (including without limitation Section 3.2);

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





                  (b) any failure by Sellers or the Shareholders to perform any obligation or comply with any covenant or agreement specified herein (including without limitation the covenants set forth in Article 4) or in any other document executed at the Closing;

                  (c) any claim asserted with respect to any liabilities that are not Assumed Liabilities;

                  (d) the imposition of any successor or transferee liability including, without limitation, any liability to the Pennsylvania Department of Revenue as a result of Sellers' failure to comply with the bulk sale provisions of the Pennsylvania Fiscal Code or the Pennsylvania Tax Reform Act of 1971 and any other bulk sale provision applicable to the transactions contemplated in this Agreement (collectively, the "Bulk Sales Acts"); and

                  (e) any other claims (including, without limitation, claims alleging death or injury to persons or damage to property caused by, or resulting from, any defect or claimed defect in or with respect to services of LLI (whether based in tort or contract), any tort, default in the performance or breach of any contract or commitment, or for consequential, special or punitive damages) for all conditions, acts or failures to act of Sellers or other occurrences prior to or on the Closing Date or resulting from or caused by any service provided by LLI prior to the Closing Date; all bodily injury and property damage arising after the Closing Date out of continuous or repeated exposure to substantially the same general conditions in existence on or before the Closing Date shall be considered as arising out of one occurrence prior to the Closing Date.

                  For the purpose of Sections 5.1, 5.2, 5.3 and 5.4, (a) the term "damages" shall be determined and computed by reference to the effect of the compensable event on Buyer (and not just by reference to any effect on the value of the shares of Buyer or Buyer's parent companies), and shall be deemed to include (i) all losses, liabilities, expenses or costs incurred by Buyer, including reasonable attorneys' fees, and (ii) interest at a rate per annum equal to that announced from time to time by First National Bank of Boston as its "base rate" (or the legal rate of interest, if lower) from the date 30 days after notice of any such claim for indemnification is given to Sellers and the Shareholders, or if an unliquidated claim, from such later date as the claim is liquidated, to the date full indemnification is made therefor; and (b) damages shall not include any amounts for which Buyer actually receives payment under an insurance policy, excluding self-insured amounts and deductible amounts.

                  Buyer shall give Sellers and the Shareholders notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification under this Section 5.1. Buyer shall have the right to defend, contest,

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





        protest, settle and otherwise control the resolution of any such claim, action or proceeding (unless Buyer decides not to contest such matter or such claim, action or proceeding involves only monetary damages and relates to a matter which, if adversely determined, would have no impact on Buyer's liability in another proceeding, goodwill or reputation or on the future conduct by Buyer of its business or on its tax or accounting positions, in which case the next paragraph shall apply), but shall keep Sellers and the Shareholders apprised of material developments. Sellers and the Shareholders shall have the right to participate in any such legal proceeding, subject to Buyer's right of control thereof, at their expense and with counsel selected by them.

                  If the claim, action or proceeding is one which, if adversely determined, would involve only monetary damages and have no impact on Buyer's liability in another proceeding, goodwill or reputation or on the future conduct by Buyer of its business or on its tax or accounting positions, then (i) Sellers and the Shareholders shall have the right, at their expense, to defend, contest, protest and otherwise control the resolution thereof, but shall keep Buyer apprised of material developments, and (ii) Buyer shall have the right to participate in any such legal proceeding, subject to the right of Sellers' and the Shareholders' right of control thereof, at Buyer's expense and with counsel selected by Buyer.

             Section 5.2.  Limitations of Liability.

                  (a)  The right of Buyer to be indemnified pursuant to
        Section 5.1 shall not apply until the sum of the damages suffered by Buyer on a cumulative basis exceeds One Hundred Thousand Dollars ($100,000), whereupon Buyer shall be entitled to recover all damages suffered which exceed One Hundred Thousand Dollars ($100,000).

                  (b)  The right of Buyer to be indemnified pursuant to
        Section 5.1 shall be as follows:

                       (i)  With respect to claims based solely on
             breaches of the representations and warranties in Section 3.2(j), Buyer shall have the right to be indemnified for any claims that are asserted before the expiration of any applicable statute of limitations for unpaid Taxes;

                       (ii)  With respect to claims based solely on
             breaches of the representations and warranties in Section 3.2(a), the first sentence of Section 3.2(b), Section 3.2(c), Section 3.2(f), Section 3.2(g), the first sentence of Section 3.2(i) or the first sentence of Section 3.2(k), Buyer's right to be indemnified pursuant to Section 5.1 shall survive the execution of this Agreement indefinitely;

                      (iii) With respect to claims based solely on breaches of the representations and warranties in Section

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             3.2, other than breaches of the representation and
             warranties identified in Subsections 5(b)(i) or 5(b)(ii) above, Buyer shall have the right to be indemnified only for such claims that have been asserted by Buyer before the second anniversary of the Closing Date; and

                       (iv)  Notwithstanding the provisions of
             Subsections 5.2(b)(i), (ii) and (iii) above, the limitations in this Section 5.2 shall not apply in the event either Sellers or the Shareholders have actual knowledge of a breach of a representation or warranty on or prior to the Closing Date.

                  (c) With respect to claims based solely on the breaches of the representations and warranties in Section 3.2, the right of Buyer to be indemnified pursuant to Section 5.1 shall constitute Buyer's sole and exclusive remedy.

             Section 5.3. Indemnification by Buyer. Buyer hereby agrees to indemnify Sellers and the Shareholders upon their demand for the full amount of all damages suffered by any of them from (i) the inaccuracy of any representation or warranty made by Buyer in or pursuant to this Agreement or (ii) any failure by Buyer to perform any obligation or comply with any covenant or agreement specified herein or in any other document executed at the Closing. "Damages" shall be calculated for this purpose in a manner consistent with the principles of Section 5.1.

                  Sellers and the Shareholders shall give Buyer notice of any claim, action or proceeding by a third party which is reasonably likely to result in a claim for indemnification by Buyer under this Section 5.3. Buyer shall have the right to defend, contest, protest and otherwise control the resolution of any such claim, action or proceeding, but shall keep Sellers and the Shareholders apprised of material developments. Sellers and the Shareholders shall have the right to participate in any such legal proceeding, subject to Buyer's right to control thereof, at their expense and represented by counsel of their choice.

             Section 5.4.  Limitation of Liability.

                  (a) The right of Sellers and the Shareholders to be indemnified pursuant to Section 5.3 shall not apply until the sum of the damages suffered by Sellers and the Shareholders on a cumulative basis exceeds One Hundred Thousand Dollars ($100,000), whereupon Sellers and the Shareholders shall be entitled to recover all damages suffered which exceed One Hundred Thousand Dollars ($100,000).

                  (b) The liability of Buyer under this Section 5.4 for breaches of representations and warranties in Section 3.3 of this Agreement shall only be for claims that are asserted by Sellers and the Shareholders before the second anniversary of the Closing Date; provided, however, that such two-year limitation shall not

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        apply in the event that Buyer has actual knowledge of a breach of a representation or warranty on or prior to the Closing Date.

                  (c) With respect to claims based solely on the breaches of the representations and warranties in Section 3.3, the right of Sellers and the Shareholders to be indemnified pursuant to Section 5.3 shall constitute Sellers' and the Shareholders' sole and exclusive remedy.


                                   ARTICLE VI

                        CONDITIONS TO BUYER'S OBLIGATIONS

             Section 6.1. Representations, Warranties and Covenants. The representations and warranties of Sellers contained in this Agreement shall be true, complete and accurate at and as of the Closing Date, shall be deemed made again at and as of such date and shall be true, complete and accurate as so made again; Sellers shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and Buyer shall have received from LLI a certificate signed by an officer of LLI and a certificate signed by the managing partner of Clewmark, each dated the Closing Date to the foregoing effect.

             Section 6.2. Approvals of Governmental Authorities. Any and all permits, approvals or other action, other than compliance with the Pennsylvania Bulk Sales Acts, necessary or advisable in the reasonable opinion of Buyer's counsel to consummate lawfully the transactions contemplated by this Agreement under any and all federal, state and local government laws and regulations, including but not limited to any necessary approvals required from the Federal Trade Commission or the United States Department of Justice under the HSR Act, shall have been received or performed and shall not contain or result in any provision which is unduly burdensome to Buyer in its reasonable opinion.

             Section 6.3. No Adverse Proceedings or Events. No suit, action or other proceeding against Sellers or Buyer or their respective officers, directors or partners shall have been instituted, or any investigation undertaken which might reasonably be expected to result in any such suit, action or proceeding, nor any order of court entered, at or before the Closing, in which it is, or will be, sought to restrain or prohibit the transactions contemplated by this Agreement, create an obligation to Buyer or create a lien on any of the Assets other than an Assumed Liability.

             Section 6.4. No Adverse Change. There shall not have occurred an event or condition which would create a lien upon any of the Assets, create an obligation of Buyer, or which would adversely affect the transactions contemplated by this Agreement. Furthermore, there shall not exist any development in the status

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





        or outlook of Sellers' business between September 30, 1994 and the Closing Date, which is, in the reasonable judgment of Buyer, materially adverse to Sellers.

             Section 6.5.  Consents and Actions; Contracts.  All
        contractual rights shall have been assigned to Buyer.

             Section 6.6. Due Diligence. Buyer shall be satisfied, in its sole discretion, with the results of its due diligence review of LLI's business and the Assets of Sellers, including but not limited to Buyer's contacts with customers, employees and suppliers, review of environmental, tax, employee benefits and insurance matters, review of the lease terms for any and all real property occupied by Sellers and legal due diligence including but not limited to litigation and contract review. If requested by Buyer, Sellers shall have negotiated mutually satisfactory amendments to all leases, agreements and other arrangements between Sellers and other parties currently having an interest in such property.

             Section 6.7. LLI Approval. The Board of Directors and the Shareholders of LLI shall have duly authorized the execution and carrying out of this Agreement; LLI shall deliver to Buyer on the Closing Date copies of resolutions of the Board of Directors and of the Shareholders of LLI certified by the Secretary of LLI evidencing the same.

             Section 6.8 Clewmark Approval. The partners of Clewmark shall have authorized the execution and carrying out of this Agreement; Clewmark shall deliver to Buyer on the Closing Date copies of resolutions of the partners of Clewmark certified by the general partner evidencing the same.

             Section 6.9. Noncompetition Agreement. The Shareholders shall have executed and delivered to Buyer noncompetition agreements in the form of Exhibit C.

             Section 6.10. Other Evidence. Buyer shall have received from Sellers such further certificates and documents evidencing due action in accordance with this Agreement as Buyer shall reasonably request.


                                   ARTICLE VII

                       CONDITIONS TO SELLERS' OBLIGATIONS

             Section 7.1. Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true, complete and accurate at and as of the Closing Date, shall be deemed made again at and as of such date and shall be true, complete and accurate as so made again, and Buyer shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied

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        with by it on or prior to the Closing and Sellers shall have received from Buyer certificates signed by an officer of Buyer and dated as of the Closing Date to the foregoing effect.

             Section 7.2. No Adverse Proceedings or Events. No suit, action or other proceeding against Sellers or Buyer or their respective officers, directors or partners shall have been instituted, or any investigation undertaken which might reasonably be expected to result in any such suit, action or proceeding, nor any order of court entered, at or before the Closing, in which it is, or will be, sought to restrain or prohibit the transactions contemplated by this Agreement or obtain damages against Sellers, Buyer or any of their respective officers, directors or partners in connection therewith.

             Section 7.3. Employment of Key Management. At the Closing, Buyer shall employ Kenneth E. Hess, J. Wilson Hershey and
        Carol D. Hess on mutually acceptable terms and conditions.

             Section 7.4. Consent of Meridian Bank and Releases. At or prior to the Closing, Buyer shall either (i) deliver to Sellers a consent by Meridian Bank to the transactions contemplated in this Agreement and specifically, to the assumption by Buyer of all of Sellers' indebtedness to Meridian Bank, or (ii) discharge all of Sellers' indebtedness to Meridian Bank. In either case, Buyer shall cause Meridian Bank, at or prior to the Closing, to return to Sellers all guaranty or surety agreements executed by LLI, Clewmark or any of their respective shareholders and partners, guarantying Sellers' indebtedness to Meridian Bank.

             Section 7.5. Evidence of Insurance Coverage. At the Closing, Buyer shall deliver to Sellers an insurance binder evidencing that Buyer has secured the insurance policies contemplated in Section 4.9 above.

             Section 7.6. Other Evidence. Buyer shall have furnished to Sellers such further certificates and documents evidencing due action in accordance with this Agreement as Sellers shall reasonably request.


                                  ARTICLE VIII

                                     GENERAL

             Section 8.1. Notices. All notices, requests, demands, consents and other communications which are required or permitted hereunder shall be in writing, and shall be deemed given when actually received or if earlier, one day after deposit with a nationally recognized air courier or express mail, charges prepaid or three days after deposit in the U.S. mail by certified mail, return receipt requested, postage prepaid, addressed as follows:

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






             If to Buyer:

                  Thermo Analytical Inc.
                  c/o Thermo Process Systems Inc.
                  81 Wyman Street
                  Waltham, Massachusetts  02254
                  Attention:  President

             If to Sellers or the Shareholders:

                  Earl H. Hess
                  2435 New Holland Pike
                  Lancaster, Pennsylvania  17540

             With a copy to:

                  Barley, Snyder, Senft & Cohen
                  126 E. King Street
                  Lancaster, PA  17602
                  Attention:  Kathleen A. Gray

        or to such other address as any party hereto may designate in writing to the other parties, specifying a change of address for the purpose of this Agreement.

             Section 8.2. Survival and Materiality of Representations. Each of the representations, warranties and agreements made by the parties hereto shall be deemed material and shall survive the Closing and the consummation of the transactions contemplated hereby regardless of any due diligence investigations by the parties prior to the Closing. All statements contained in any certificates or other instruments delivered by or on behalf of Buyer, Sellers or the Shareholders pursuant hereto or in connection with the transactions contemplated hereby shall be deemed material and shall constitute representations and warranties by the person making such statement.

             Section 8.3. Entire Agreement. This legal Agreement supersedes any and all oral or written agreements or understandings heretofore made relating to the subject matter hereof (including without limitation any confidentiality agreement between Buyer and Sellers and/or the Shareholders and the Letter of Intent executed by Buyer, Sellers and the Shareholders dated April 10, 1995) and constitutes the entire legal agreement of the parties relating to the subject matter hereof.

             Section 8.4. Modification; Waiver. This Agreement may be amended, modified or supplemented by a writing signed by the parties against whom enforcement of any amendment is sought. The parties hereto may, by a written signed instrument, extend the time for or waive the performance of any of the obligations of

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





        another party hereto or waive compliance by such other party with any of the covenants or conditions contained herein.

             Section 8.5. Bulk Sales Acts. Buyer waives compliance by Sellers with the provisions of the Bulk Sales Acts, it being understood that Sellers and the Shareholders shall remain fully liable and shall indemnify Buyer for any and all losses or liabilities incurred by Buyer as a result of Sellers' non-compliance with the Bulk Sales Acts.

             Section 8.6. No Implied Rights or Remedies. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the parties hereto, any rights or remedies under or by reason of this Agreement.

             Section 8.7. Headings. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning hereof.

             Section 8.8. Severability. If any provision of this Agreement shall be declared void or unenforceable by any judicial or administrative authority, the validity of any other provision shall not be affected thereby.

             Section 8.9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             Section 8.10. Relief. In the event litigation is maintained by a party to this Agreement against any other party to enforce this Agreement or to seek any remedy for breach, then the party prevailing in such litigation shall be entitled to recover from the non-prevailing party reasonable attorneys' fees and costs of suit.

             Section 8.11. Exhibits. The Exhibits attached hereto and referred to in this Agreement are a part of this Agreement for all purposes.

             Section 8.12. Agreement Binding. This Agreement and the rights and duties hereunder shall be binding upon and inure to the benefit of the successors, assigns, heirs and legal and personal representatives of the parties hereto.

             Section 8.13. Gender. In this Agreement, unless the context requires otherwise the singular includes the plural, the plural the singular, the masculine gender includes the neuter, masculine and feminine genders and vice versa.

             Section 8.14. Governing Law. This Agreement shall be governed exclusively by the laws of the Commonwealth of

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        Pennsylvania and the federal laws of the United States of
        America.

             IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                 THERMO ANALYTICAL INC.

                                 By: /s/ Daniel H. Stuermer
                                 Title: President


                                 LANCASTER LABORATORIES, INC.

                                 By: /s/ Earl H. Hess
                                 Title: President


                                 CLEWMARK HOLDINGS

                                 By: /s/ Kenneth E. Hess
                                 Title: Managing Partner








                                 SHAREHOLDERS

                                 /s/ Earl H. Hess
                                 Earl H. Hess


                                 /s/ Anita F. Hess
                                 Anita F. Hess

                                 /s/ Kenneth E. Hess
                                 Kenneth E. Hess

                                 /s/ J. Wilson Hershey
                                 J. Wilson Hershey

                                 /s/ Carol D. Hess
                                 Carol D. Hess



        Thermo Process Systems Inc. is executing this Agreement solely for the purpose of evidencing its agreement to guaranty and to become surety for certain obligations of Thermo Analytical Inc. as more fully set forth in Section 1.5 of this Agreement.

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






                                 THERMO PROCESS SYSTEMS INC.

                                 By: /s/ John P. Appleton
                                 Title:  President and
                                         Chief Executive Officer

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                      EXHIBITS TO ASSET PURCHASE AGREEMENT



             Exhibit A - Excluded Assets

             Exhibit B - Allocation Schedule

             Exhibit C - Non-Competition Agreement

             Exhibit D - Disclosure Schedule











































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